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March 10, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Predictive Technology Group, Inc.'s Form 8-K dated March 10, 2021, and we agree with the statements made therein.

Yours truly,

Deloitte + Touche LLP